UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 1, 2016

Date of Report (Date of earliest event reported)

Cidara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 752-6170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On July 1, 2016, the Board of Directors of Cidara Therapeutics, Inc. (the “Cidara”) appointed Matthew W. Onaitis as Cidara’s Chief Financial Officer (as well as our principal financial officer), General Counsel and Secretary. Mr. Onaitis will report to Jeffrey L. Stein, Ph.D., Cidara’s President and Chief Executive Officer.

Prior to joining Cidara, Mr. Onaitis was General Counsel and Secretary of Ignyta, Inc. since February 2014. Previously, he was General Counsel and Secretary of Trius Therapeutics, Inc. from May 2013 through its acquisition by Cubist Pharmaceuticals, Inc. in September 2013. Following the acquisition Mr. Onaitis remained with Cubist assisting with the integration through December 2013. Mr. Onaitis was Senior Vice President, General Counsel and Secretary at Somaxon Pharmaceuticals, Inc. from May 2006 through Somaxon’s acquisition by Pernix Therapeutics Holdings, Inc. in March 2013. Prior to Somaxon, Mr. Onaitis served as Associate General Counsel at Biogen Idec, as Director, Legal Affairs at Elan Corporation, and in private practice specializing in corporate and commercial law. Mr. Onaitis is a director of SNP Bio, Inc., a private biotechnology company. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

In connection with his appointment, Cidara entered into an employment agreement with Mr. Onaitis that governs the current terms of his employment with Cidara. The employment agreement provides for an annual base salary of $325,000, a one-time, net after tax sign-on bonus of $25,000, and the grant to Mr. Onaitis an option to purchase 110,000 shares of Cidara’s common stock at an exercise price of $10.45 per share, which vests over a four-year vesting period, with 25% vesting on the one-year anniversary of the commencement of employment, and monthly thereafter in equal increments over the remaining 36-month period. Mr. Onaitis is also eligible to receive an annual performance-based cash bonus pursuant to Cidara’s amended and restated bonus plan, with a target bonus percentage equal to 35% of his base salary.  If Mr. Onaitis’ employment is terminated by Cidara without cause or if he resigns for good reason, including in connection with a change of control (each as defined in his employment agreement), he would be entitled to receive severance payments equal to continued payment of his base salary for six months and payment of his group health insurance premiums for up to six months. In addition, if Mr. Onaitis is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, then he will be entitled to receive full accelerated vesting of any unvested time-based equity awards.  Mr. Onaitis may also be entitled to receive tax gross up payments in the event any payments made in connection with a change in control are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code.

Mr. Onaitis also entered into Cidara’s standard form of indemnification agreement for its directors and executive officers.

There are no family relationships between Mr. Onaitis and any of Cidara’s current or former directors or executive officers. Mr. Onaitis is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

(b)

In connection with the addition of Mr. Onaitis to the executive management team, Kevin Forrest, Ph.D., founding Chief Financial Officer and Chief Operating Officer of Cidara, stepped down from those roles and assumed the role of Chief Strategy Officer, where he will oversee the management of the Cloudbreak immunotherapy program as well as the expansion of the Cloudbreak and CD101 platforms into new therapeutic areas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Dated: July 5, 2016	By:	/s/ Jeffrey L. Stein
Jeffrey L. Stein President and Chief Executive Officer (Principal Executive Officer)